UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Delcath Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2014

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Delcath Systems, Inc. will be held on Tuesday, June 10, 2014, at 10:00 a.m., local time, at The Michelangelo Hotel, 152 West 51st Street, New York, New York, for the following purposes:

(1)	To vote on the election of Harold S. Koplewicz and Laura A. Philips as Class II directors, each to serve until the 2017 annual meeting of stockholders and until his or her successor is duly elected and qualified.

(2)	To cast a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”).

(3)	To ratify the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on Friday, April 25, 2014, as the record date for the Annual Meeting. Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully.

By Order of the Board of Directors

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson
April 30, 2014	Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Global Head of Business Operations

/s/ Graham G. Miao
Graham G. Miao
Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer

DELCATH SYSTEMS, INC.

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

i

810 Seventh Avenue, 35th Floor

New York, New York 10019

PROXY STATEMENT

For the 2014 Annual Meeting of Stockholders to be held on June 10, 2014

The enclosed proxy is solicited by the Board of Directors of Delcath Systems, Inc. (“Delcath,” “we,” “our,” “us” or “the Company”) to be voted at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 10, 2014, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The Annual Meeting will be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, proxy card and Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Form 10-K”), is being first mailed on or about May 6, 2014, to our stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on Tuesday, June 10, 2014

A copy of this Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at: https://materials.proxyvote.com/24661P

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting.	At the Annual Meeting, stockholders will consider and vote on the following proposals:

•    the election of Harold S. Koplewicz and Laura A. Philips as Class II directors, each to serve until the 2017 annual meeting of stockholders and until his or her successor is duly elected and qualified (Proposal 1);

• a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”) (Proposal 2);

•    the ratification of the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 3); and

• such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders Entitled to Vote.	Stockholders of record at the close of business on Friday, April 25, 2014 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting. At the close of business on the Record Date, there were 9,440,440 shares of Delcath common stock issued, outstanding and entitled to vote.

Number of Votes.	You have one vote for each share of Delcath common stock held by you on the Record Date.

Voting.	You may vote your shares in person or by proxy.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•   completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. The persons named in the proxy card (the “proxies” or “proxy holders”) will vote your shares in accordance with your instructions in your completed and returned proxy card; or

• attending the Annual Meeting and delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Quorum.	A majority of our outstanding shares of common stock present in person or by proxy and entitled to be voted at the Annual Meeting constitutes a quorum. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Non-Routine Proposals; Broker Non-Votes.	Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals.

• Non-routine proposal. Proposal 1 (election of directors) and Proposal 2 (“say-on-pay”) are non-routine proposals.

• Routine proposal. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is a routine proposal.

Vote Required; Treatment of Abstentions and Broker Non-Votes.	Proposal 1, the election of Class II directors—the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.

Proposal 2, a non-binding, advisory resolution on the compensation of our named executive officers (“say-on-pay”)—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval of the advisory resolution.

Proposal 3, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval.

Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Voting of Proxies.	Our Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. Your shares of common stock will be voted in accordance with the instructions contained in your signed proxy card. If you return a signed proxy card without giving specific voting instructions with respect to a particular Proposal or Proposals to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations with respect to that particular Proposal or those Proposals as set forth in this Proxy Statement.

Other Matters.	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Revoking your Proxy.	Stockholders of Record. You can revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following things:

•   giving our Corporate Secretary a written notice of revocation before (addressed to Gregory J. Champion, Esq., Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019) or at the meeting; or

• delivering a properly executed, later dated proxy card; or

• attending the Annual Meeting and voting in person at the meeting. Your attendance at the meeting in and of itself will not be sufficient to revoke your proxy.

Beneficial Owners. If you instructed your broker or nominee to vote your shares, you can change your vote only by following your broker or nominee’s instructions for doing so.

Expenses and Solicitation.	The costs of solicitation of proxies, including printing and mailing costs, will be borne by Delcath. In addition to the solicitation of proxies by mail, proxies may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names which are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 28, 2014 (unless otherwise specified), held by: (i) each of our directors; (ii) each of our named executive officers in the Summary Compensation Table; (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding common stock. Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019.

	Shares Beneficially Owned(1)
Name of Beneficial Owner:	Number	Percent
Named Executive Officers and Directors:
Eamonn P. Hobbs(2)	8,355	*
Graham Miao(3)	10,042	*
Peter J. Graham(4)	8,625	*
Krishna Kandarpa, M.D., Ph.D.(5)	19,771	*
Jennifer K. Simpson(6)	4,256	*
William M. Appling(7)	212	*
John Purpura(8)	14,938	*
Barbra C. Keck(9)	7,176	*
Harold S. Koplewicz, M.D.	15,437	*
Laura A. Philips, Ph.D., M.B.A.(10)	13,030	*
Roger G. Stoll, Ph.D.(11)	12,030	*
Douglas G. Watson(12)	11,063	*
Gabriel Leung(13)	7,062	*
Laura A. Brege(14)	3,199	*
Tasos G. Konidaris(15)	3,199	*
All directors and executive officers as a group (15 people)(16):	138,395	1.5%
5% Stockholders:
Sabby Management, LLC(17)	584,729	6.2%

*	Less than 1%
(1)	Except as indicated in these footnotes: (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned; (ii) the number of shares beneficially owned by each person as of April 28, 2014, includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of April 28, 2014, upon the exercise of stock options; and (iii) for each person or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 9,440,440 shares of common stock outstanding on April 28, 2014, plus the number of shares of common stock that such person or group has the right to acquire within 60 days of April 28, 2014.
(2)	As of September 10, 2013, Mr. Hobbs is no longer employed by us.
(3)	Includes 6,668 shares of common stock which Mr. Miao has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(4)	Includes 7,688 shares of common stock which Mr. Graham has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(5)	Includes 10,209 shares of common stock which Dr. Kandarpa has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014. As of October 3, 2013, Dr. Kandarpa is no longer employed by us.
(6)	Includes 3,334 shares of common stock which Ms. Simpson has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.

(7)	As of October 11, 2013, Mr. Appling is no longer employed by us.
(8)	Includes 13,626 shares of common stock which Mr. Purpura has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(9)	Includes 6,813 shares of common stock which Ms. Keck has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(10)	Includes 750 shares of common stock owned of record by Dr. Philips’ spouse with respect to which Dr. Philips disclaims beneficial ownership, and 12,280 shares of common stock jointly owned by Dr. Philips and her spouse.
(11)	Includes 4,687 shares of common stock which Mr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(12)	Includes 3,125 shares of common stock which Mr. Watson has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(13)	Includes 937 shares of common stock which Mr. Leung has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(14)	Includes 1,137 shares of common stock which Ms. Brege has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(15)	Includes 1,137 shares of common stock which Mr. Konidaris has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(16)	Includes 59,361 shares of common stock which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of April 28, 2014.
(17)	Based solely on the information provided in a Schedule 13G filed with the SEC on January 29, 2014, adjusted to reflect the reverse stock split at a ratio of 1-for-16 the Company effected on April 8, 2014:

(i)(a) Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. beneficially own 434,625 and 150,105 shares of common stock, respectively, and (b) Sabby Management, LLC and Hal Mintz each beneficially own 584,729 shares of common stock;

(ii) Sabby Management, LLC and Hal Mintz do not directly own any shares of common stock, but each indirectly owns 584,729 shares of common stock, as Sabby Management, LLC, a Delaware limited liability company, indirectly owns 584,729 shares of common stock because it serves as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd., both Cayman Islands companies, and Mr. Mintz indirectly owns 584,729 shares of common stock in his capacity as manager of Sabby Management, LLC; and

(iii) the address of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands and the address of Sabby Management, LLC and Hal Mintz is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

CORPORATE GOVERNANCE

Board of Directors. The Board of Directors oversees the business affairs of the Company and monitors the performance of management. In accordance with our corporate governance principles, our Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with Jennifer K. Simpson and Graham G. Miao, in their capacity as Interim Co-Chief Executive Officer, or co-CEO, Graham G. Miao, in his capacity as Chief Financial Officer, or CFO, and other key executives, and by reading the reports and other materials that management sends them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed or by reason of death or other cause is unable to serve in the capacity of director.

Board Independence. The Board has determined that all of our incumbent directors are “independent” directors within the meaning of the NASDAQ listing rules.

Attendance. The Board of Directors met 15 times in 2013 (including regularly scheduled and special meetings). During 2013, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board (held during the period for which he or she served as a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the period that he or she served). It is Delcath’s policy that, absent unusual or unforeseen circumstances, all directors are expected to attend annual meetings of stockholders, and all attended our 2013 Annual Meeting.

Board Leadership Structure. Our current leadership structure is comprised of an independent director serving as Chairman of the Board and strong, active and independent directors serving on our Board committees. We believe that this structure is appropriate for Delcath because it allows our interim co-CEOs and co-Presidents to concentrate on Delcath’s day-to-day operations and to speak for and lead Delcath, while providing for effective oversight by an independent Chairman and Board. The Chairman is responsible for the strategic operations of the Board and sets the agenda for and presides over Board Meetings. For a company like Delcath that is focused on the development, approval and commercialization of a specialized product in an extremely technical, highly regulated and intensely competitive industry, we believe our interim co-CEOs and Presidents are in the best positions to lead our management team and to respond to the current pressures and needs of a company the stage of growth and development of Delcath. Our Chairman is in the best position to focus the Board’s attention on the broader issues of corporate governance. We believe that splitting the roles between Chairman, on the one hand, and CEO and President, on the other hand, minimizes any potential conflicts that may result from combining the roles of CEO, President and Chairman, and maximizes the effectiveness of our management and governance processes to the benefit of our stockholders. Our interim co-CEOs and co-Presidents and Chairman regularly consult with each other as part of this structure.

Under the leadership transition discussed in “Executive Compensation—Compensation Discussion and Analysis—Leadership Transition,” Gabriel Leung was appointed Chairman of the Board. Mr. Leung has been a member of the Board of Directors since 2011. He replaces Dr. Harold Koplewicz as Chairman, who remains a member of the Board of Directors.

Board’s Role in Risk Oversight. The Board as a whole is responsible for risk oversight, with reviews in certain areas being conducted by the relevant Board committees. Each of the Board’s committees oversees the management of risks associated with their respective areas of responsibility. In performing this oversight function, the committees are assisted by management which provides visibility about the identification, assessment and monitoring of potential risks and management’s strategy to mitigate such risks. Key members of management responsible for a particular area report directly to the Board committee charged with oversight of the associated function and, if the circumstances require, the whole Board. The Board committees review various risk exposures with the full Board and otherwise keep the full Board abreast of the committees’ risk oversight activities throughout the year, as necessary or appropriate.

Risk Assessment of Compensation Programs. Our Compensation and Stock Option Committee considered whether our compensation programs encourage excessive risk taking by employees at the expense of long-term

Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk-taking, motivate imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company.

Director Continuing Education. Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Delcath operates and to which it is subject.

Board Committees. Our Board has three standing committees: an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Company’s system of internal accounting and financial controls and the independent audit of the Company’s financial statements. Functions of the Audit Committee include:

•	the selection, evaluation and, where appropriate, replacement of our outside auditors;

•	an annual review and evaluation of the qualifications, performance and independence of our outside auditors;

•	the approval of all auditing services and permitted non-audit services provided by our outside auditors;

•	the review of the adequacy and effectiveness of our accounting and internal controls over financial reporting; and

•	the review and discussion with management and with our outside auditors of the Company’s financial statements to be filed with the Securities and Exchange Commission (the “SEC”).

The current members of the Audit Committee are: Tasos G. Konidaris (Chair), Laura A. Philips and Douglas G. Watson, each of whom is “independent” within the meaning of the NASDAQ listing rules and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules. The Board has determined that Tasos G. Konidaris, Laura A. Philips and Douglas G. Watson each qualify as an “audit committee financial expert” as defined by SEC rules. During 2013, the Audit Committee met six times. The Audit Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Compensation and Stock Option Committee. The Compensation and Stock Option Committee (the “Compensation Committee”) assists the Board of Directors in the discharge of the Board’s responsibilities with respect to the compensation of Delcath’s directors, executive officers, and other key employees and consultants. As further described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee establishes our overall compensation philosophy and is authorized to approve the compensation payable to our executive officers, including our named executive officers, and other key employees, including all perquisites, equity incentive awards, cash bonuses, and severance packages. The Compensation Committee also administers certain of our employee benefit plans, including its equity incentive plans.

The current members of the Compensation and Stock Option Committee are Laura A. Philips (Chair), Harold S. Koplewicz and Roger G. Stoll, each of whom is “independent” within the meaning of the NASDAQ listing rules. During 2013, the Compensation and Stock Option Committee met eight times. The Compensation and Stock Option Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for identifying individuals qualified to become Board members, and recommends to the Board the director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be appointed by the Board to fill interim vacancies). The Nominating Committee also recommends the directors to be selected for membership on each Board committee.

The Nominating Committee is also responsible for developing and recommending to the Board appropriate corporate governance guidelines and policies, and for leading the Board in its annual review of the Board’s performance.

The current members of the Nominating Committee are Laura A. Brege (Chair), Harold S. Koplewicz and Roger G. Stoll, each of whom is “independent,” within the meaning of the NASDAQ listing rules. During 2013, the Nominating Committee met one time. The Nominating Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

The Nominating Committee, with, when it deems it necessary, the assistance of a third-party search firm, identifies candidates for director nominees. In considering candidates for the Board, the Nominating Committee considers each candidate’s credentials as a whole, including, but not necessarily limited to, outstanding achievement in a candidate’s personal career, broad and relevant experience, integrity, sound and independent judgment, experience and knowledge of the business environment and markets in which the Company operates, business acumen, and willingness and ability to devote adequate time to Board duties. The Nominating Committee considers the diversity of its members in the context of the Board as a whole, including the personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.

Transition Committee. In addition to the three standing committees, the Board has also appointed a Transition Committee to assist the Board and management with the leadership transition. The Transition Committee will also assist the Board in evaluation of potential strategic options for the Company going forward. The current members of this Committee are Board members Douglas G. Watson, Roger Stoll, Harold Koplewicz, Gabriel Leung and Tasos G. Konidaris.

Recommendations by Stockholders of Director Nominees. The Nominating Committee will consider any recommendation by a stockholder of a candidate for nomination as a director. If a stockholder wants to recommend a director candidate for consideration by the Nominating Committee, the stockholder should submit the name of the proposed nominee, together with the reasons why the stockholder believes the election of the candidate would be beneficial to the Company and its stockholders and the information about the nominee that would be required in a proxy statement requesting proxies to vote in favor of the candidate. The stockholder’s submission must be accompanied by the written consent of the proposed nominee to being nominated by the Board and the candidate’s agreement to serve if nominated and elected. Any such submission should be directed to the Nominating Committee at Delcath’s principal office, 810 Seventh Avenue, 35th Floor, New York, New York 10019. If a stockholder intends to nominate a person for election to the Board of Directors at an annual meeting, the stockholder must provide Delcath with written notice of his or her intention no later than the deadline for receiving a stockholder proposal for inclusion in Delcath’s proxy statement for such meeting (as described below under the heading “Stockholder Proposals For the 2015 Annual Meeting”), and must otherwise comply with our amended and restated certificate of incorporation. Copies of any recommendation received in accordance with these procedures will be distributed to each member of the Nominating Committee. One or more members of the Nominating Committee may contact the proposed candidate to request additional information.

Stockholder Communications with the Board of Directors. Any stockholder wishing to communicate with the Board or with any specified director should address his or her communication to the Board of Directors or to the particular director(s) in care of the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019. All such written communication, other than items determined by our legal counsel to be inappropriate for submission to the intended recipient(s), will be submitted to the Board or to the particular director(s). Any stockholder communication not so delivered, will be made available upon request to any director. Examples of stockholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Compensation Committee Interlocks and Insider Participation. During 2013, Laura A. Philips (Chair), Harold S. Koplewicz, Roger G. Stoll, Laura A. Brege and Gabriel Leung served as members of our Compensation and Stock Option Committee. None of the members of the Compensation and Stock Option Committee is a current or former officer or employee of Delcath, nor did any Compensation and Stock Option Committee member engage in any “related person” transaction that would be required to be disclosed under Item 404 of Regulation S-K. During 2013, none of Delcath’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity whose executive officers served on the Compensation and Stock Option Committee or our Board of Directors.

Transactions with Related Persons. We have adopted a written policy for the review and approval or ratification of transactions between Delcath and Related Parties. Under the policy, our Nominating Committee will review the material facts of proposed transactions involving Delcath in which a Related Party will have a direct or indirect material interest. The Nominating Committee will either approve or disapprove Delcath’s entry into the transaction or, if advance approval is not feasible, will consider whether to ratify the transaction. The Nominating Committee may establish guidelines for ongoing transactions with a Related Party, and will review such transactions at least annually. If the aggregate amount of the transaction is expected to be less than $200,000, such approval or ratification may be made by the Chair of the Committee. In determining whether to approve or ratify a transaction with a Related Party, the Nominating Committee (or Chair) will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party and the extent of the Related Party’s interest in the transaction.

Certain transactions are deemed pre-approved under the policy, including compensation of executive officers and directors (except that employment of an immediate family member of an executive officer requires specific approval), and transactions with a company at which the Related Party’s only relationship is as a non-officer employee, director, or less than 10% owner if the aggregate amount involved does not exceed 2% of the company’s total annual revenues (or, in the case of charitable contributions by Delcath, 2% of the charity’s total annual receipts). Pre-approval is not required if the amount involved in the transaction is not expected to exceed $120,000 in any calendar year.

For purposes of the policy, a Related Party is generally anyone who since the beginning of the last full fiscal year is or was an executive officer, director or director nominee, owner of more than 5% of the common stock, or immediate family member of any of such persons.

No related person transactions occurred during 2013.

PROPOSAL 1: ELECTION OF DIRECTORS

Following the Annual Meeting, we expect our Board of Directors to consist of six directors divided into three equal classes. Directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. At the Annual Meeting, two Class II directors will be elected to the Board. Harold S. Koplewicz is currently serving as a Class I director and has been nominated for re-election to the Board as a Class II director by our Board of Directors upon the recommendation of the Nominating Committee. Laura A. Philips is currently serving as a Class III director and has been nominated for re-election to the Board as a Class II director by our Board of Directors upon the recommendation of the Nominating Committee. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Douglas G. Watson, a current Class II director, has notified our Nominating Committee that he will retire at the end of his current term.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF HAROLD S. KOPLEWICZ AND LAURA A. PHILIPS.

Information About Directors and Director Nominees. The following table sets forth certain information about our directors standing for re-election and about our directors whose terms will continue after the Annual Meeting.

Name	Age	Position with Delcath	Director Since
Class I Directors—Terms expiring at the 2016 Annual Meeting
Laura A. Brege	56	Director	2012
Tasos G. Konidaris	47	Director	2012

Class II Directors—Nominees to serve as Class II Directors for terms expiring at the 2017 Annual Meeting
Harold S. Koplewicz	61	Director	2006
Laura A. Philips	56	Director	2007

Class III Directors—Terms expiring at the 2015 Annual Meeting
Roger G. Stoll	71	Director	2008
Gabriel Leung	52	Chairman of the Board	2011

Board Nominees—Class II Directors.

Harold S. Koplewicz, M.D., was appointed a Director in September 2006 and served as Chairman of the Board from February 2007 to September 2013. He is one of the nation’s leading child and adolescent psychiatrists, honored by the American Psychiatric Association, the American Society for Adolescent Psychiatry and the American Academy of Child & Adolescent Psychiatry. In November 2009, he founded and became the President of the Child Mind Institute, the nation’s only independent nonprofit dedicated to transforming mental health care for the world’s children. In May 2006, he was appointed by then-New York Governor George Pataki to the position of Director of the Nathan S. Kline Institute for Psychiatric Research, where he was the third person to hold this position since the institution’s founding in 1952. During his tenure, which ended January 2011, he doubled the amount of federal funding for NKI. In 2007, Dr. Koplewicz became the first Vice Dean of

External Affairs at the NYU Langone Medical Center. Under his leadership, over $500 million in philanthropic support was raised for the Medical Center. Dr. Koplewicz founded the NYU Child Study Center in 1997 and served as its Director for twelve years. Under his leadership, the NYU Child Study Center made remarkable contributions to the field through expert clinical care, a robust research portfolio, and advocacy for child mental health. A graduate of Albert Einstein College of Medicine, Dr. Koplewicz completed his psychiatric residency at New York Hospital Westchester Division, a fellowship in Child Psychiatry at Columbia University’s College of Physicians and Surgeons, a NIHM Research Fellowship at the New York State Psychiatric Institute, and the Executive Program in Health Policy and Management at Harvard University’s School of Public Health. He has served as a member of the National Board of Medical Examiners and as a Commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System. Since 1997, he has been Editor-in-Chief of the Journal of Child and Adolescent Pyschopharmacology. He has also served as a member of the of the working group organized by the U.S. Assistant Surgeon General and the U.S. Department of Health and Human Services to address the effects of terrorism on children’s mental health. The Nominating Committee considered Dr. Koplewicz’s experience and qualifications, in addition to his leadership skills and valuable insights in the medical field, as well as the overall composition of the Board, in making the determination that Dr. Koplewicz should be a nominee for director of Delcath.

Laura A. Philips, Ph.D., M.B.A., was appointed as a Director in May 2007. Dr. Philips has served on the Board of Directors of WellGen, Inc. since 2009 and was appointed its CEO in May 2012. WellGen, Inc. is an early-stage biotech company developing biologically active natural extracts, backed by rigorous science, for applications in consumer products, pet products and medical foods. She serves on the boards of directors of Boyce Thompson Plant Research Institute, which is a biological research institute associated with Cornell University, Friends of UNFPA, which is a UN organization that promotes health care and the rights of women around the world, and The POGIL Project, a non-profit organization with an innovative approach to math and science education that is backed by the National Science Foundation and used in 1,000 colleges and universities. She serves on the Advisory Board of Diamer, an innovative diagnostics company focused on neurodegenerative disease. From 2010-2011, Dr. Philips served on the board of directors of China Yongxin Phamaceuticals (OTCBB: CYXN), a leading retailer, wholesaler and distributor of pharmaceuticals and health and beauty products in northeastern China. From 2003-2006, Dr. Philips was Chief Operating Officer and Chief Financial Officer at NexGenix Pharmaceuticals, a niche pharmaceutical start-up company. Prior to joining NexGenix, she was Vice President at AMDeC, a biomedical research and development consortium in New York. She held a variety of executive positions at Corning, Incorporated, from 1997-2002, including director of product development, strategic planning and business manager. Dr. Philips served in the Clinton Administration both as a Fellow in the White House Office of Science and Technology Policy and as a Presidential Appointee to the position of Senior Policy Advisor to Secretary Ronald Brown in the Dept. of Commerce. She was Congressional Science Fellow and Legislative Advisor for Technology Policy to Senator Joseph Lieberman from 1994-1995. Dr. Philips was on the Faculty of Cornell University in the Department of Chemistry from 1987-1993. During 1985-1987 she was an NIH Post-Doctoral Fellow at the University of Chicago in the Department of Chemistry. She holds a Ph.D. in Chemistry from the University of California, Berkeley, and an M.B.A. from Cornell University. The Nominating Committee considered these qualifications, in addition to her financial expertise and audit committee experience, as well as the overall composition of the Board, in making the determination that Dr.  Philips should be a nominee for director of Delcath.

Continuing Directors.

Class I Directors—Terms Expiring at the 2016 Annual Meeting.

Laura A. Brege was appointed a Director in July 2012. She is currently the President and Chief Executive Officer of Nodality, a privately held biotechnology company focused on improving the development and clinical use of therapeutics in cancer and autoimmune disease. She serves on the board of directors of Acadia Pharmaceuticals, Inc. Pacira Pharmaceuticals, Inc. and Aratana Therapeutics, Inc and is on the board of BayBio, an independent, non-profit trade association serving the life science industry in Northern California. Ms. Brege has over 20 years of executive management experience in the pharmaceutical, biotechnology and venture capital industries. Prior to joining Nodality, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., including Executive Vice President and Chief Operating Officer. While at Onyx, she led multiple functions, including commercialization, strategic planning, corporate development, and medical, scientific and government affairs. Prior to Onyx, Ms. Brege was a General Partner at Red Rock Capital Management, a venture capital firm specializing in early-stage financing for technology companies. Previously Ms. Brege was Senior Vice President and Chief Financial Officer at COR Therapeutics, helping build the company from an early stage R&D company through commercial launch of a successful cardiovascular product. Earlier in her career, she served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies. Ms. Brege earned her undergraduate degrees in economics and political science from Ohio University (Honors Tutorial College) and her M.B.A. from the University of Chicago. The Nominating Committee considered Ms. Brege’s experience and qualifications, in addition to her executive-level management experience in the pharmaceutical and biotechnology industries, her venture capital experience and her service on the boards and board committees of other private and public companies, as well as the overall composition of the Board, in making the determination that Ms. Brege should serve as a director of Delcath.

Tasos G. Konidaris was appointed a Director in July 2012. Mr. Konidaris, currently serves as Senior Vice President and Chief Financial Officer at Ikaria Inc., a company focused on bringing therapeutics to critically ill patients. At the company, Mr. Konidaris leads the finance function, focusing on developing strategies to maximize profitable growth, return of capital to shareholders and ensuring financial controls and compliance in support of long-term growth strategy. Prior to joining Ikaria Inc., Mr. Konidaris served in several senior positions at Dun & Bradstreet Corporation (“D&B”), including Senior Vice President and Chief Financial Officer, and Principal Accounting Officer. While at D&B, Mr. Konidaris was instrumental in overseeing the finance function of this $1.7 billion global, publicly traded corporation. Previously, Mr. Konidaris held senior positions at a range of companies, including Group Vice President of the Global Pharmaceutical Group at Schering-Plough Corporation and Vice President of Finance for North America and Global Business Management at Pharmacia Corporation. Prior to his time at Pharmacia, Mr. Konidaris held senior finance management positions at several global pharmaceutical companies, including Rhone-Poulenc Rorer, Novartis Corporation and Bristol-Myers Squibb. Mr. Konidaris received his M.B.A. from Drexel University. He received his Bachelor of Science with a dual major in mathematics and finance at Gwynedd Mercy College, where he graduated with honors. The Nominating Committee considered these qualifications, in addition to his experience in the pharmaceutical industry and his financial and accounting expertise, as well as the overall composition of the Board, in making the determination that Mr. Konidaris should serve as a director of Delcath.

Class III Directors—Terms Expiring at the 2015 Annual Meeting.

Roger G. Stoll, Ph.D., was appointed as a Director in December 2008. From 2002 to 2008, he served as Chairman, Chief Executive Officer and President of Cortex Pharmaceuticals, Inc. (OTCBB: CORX). In August 2008, he was appointed Executive Chairman of its board. He retired from Cortex Pharmaceuticals in August, 2012. From 2001 to 2002, he was a consultant to several east coast venture capital firms and startup ventures. From 1998 to 2001, he was Executive Vice President of Fresenius Medical Care-North America, in charge of the dialysis products division and the diagnostic systems business units, which included hemodialysis machines and dialysis filters equipment. From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, a global leader in anesthetic agents and related operating room equipment and devices. He also served on the boards of directors of St. Jude Medical and the BOC Group, plc. From 1986 to 1991, Dr. Stoll held several executive management positions at Bayer, AG, including Executive Vice-President and General Manager for its worldwide Diagnostic Business Group. Prior to that, Dr. Stoll worked for American Hospital Supply Corp., where he rose from Director of Clinical Pharmacology to President of its American Critical Care Division. He began his pharmaceutical career at the Upjohn Company in 1972. Dr. Stoll obtained his B.S. in Pharmacy from Ferris State University, obtained a Ph.D. in Biopharmaceutics and Drug Metabolism at the University of Connecticut and was a post-doctoral fellow for two years at the University of Michigan. Since 2008, Dr. Stoll has served on the board of directors of Chelsea Therapeutics (NASDAQ: CHTP) and is a member of that board’s audit and compensation committees. Dr. Stoll also serves on the School of Pharmacy Advisory Board of the University of Connecticut. The Nominating Committee considered Dr. Stoll’s experience and qualifications, in addition to his relevant executive management and operational pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Dr. Stoll should serve as a director of Delcath.

Gabriel Leung was appointed a director in March 2011 and was appointed Chairman of the Board in September 2013. Mr. Leung is a 25-plus year veteran of the pharmaceutical and biotechnology industry. Mr. Leung served as President of the Oncology Unit of OSI Pharmaceuticals Inc., from 2005 until mid-2009, and then as President, Pharmaceutical Business, overseeing the oncology and diabetes businesses until its acquisition in 2010, and, prior to his appointment as President, (OSI) Oncology, as its Executive Vice President and President, Oncology Business beginning in 2003. Prior to joining OSI Pharmaceuticals, Mr. Leung was Group Vice President of Global Prescription Business at Pharmacia Corporation, where he was employed from February 1999 to April 2003 and was a member of the CEO’s Operating Committee from May 2001 to April 2003. He headed Pharmacia’s Global Oncology Franchise, where his responsibilities included medical affairs, marketing and sales worldwide in over 80 countries. Mr. Leung also co-chaired the Oncology Development Committee, which oversaw all oncology research and development projects and portfolio strategies. Prior to his employment with Pharmacia, Mr. Leung was at Bristol-Myers Squibb Company, where he led the growth of Taxol® and Paraplatin® into the then first and second best-selling chemotherapeutic agents in the United States. Mr. Leung is a pharmacist and trained at the University of Texas at Austin, where he earned his B.S. with High Honors. He attended graduate school at the University of Wisconsin-Madison, where he earned his M.S. in Pharmacy, with concentration in pharmaceutical marketing. Mr. Leung is an active member of C-Change, a national initiative founded by former U.S. President George H. Bush and Mrs. Barbara Bush with the goal of eliminating cancer as a major public health concern in the United States. Mr. Leung is currently a member of the board of directors of Albany Molecular Research, Inc. (NASDAQ: AMRI), and serves on its audit committee and research and development committee. He also serves as Vice Chairman of the board of Novocure, a privately held oncology company. The Nominating Committee considered Mr. Leung’s commercial achievements in the pharmaceutical and oncology sectors and executive-level management experience in the pharmaceutical industry and his medical expertise in determining that Mr. Leung should serve as a director of Delcath.

Director Compensation—2013. The following table sets forth the compensation awarded to, earned by or paid to each director who served on our Board of Directors in 2013, other than Eamonn P. Hobbs, who served as our Chief Executive Officer and President for a portion of 2013. Details of Mr. Hobbs’ compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Options Awards	All Other Compensation	Total
Laura A. Brege	59,000	12,540	—	—	71,540
Tasos G. Konidaris	63,000	12,540	—	—	75,540
Harold S. Koplewicz	100,538	18,810	—	—	119,348
Gabriel Leung	75,625	17,657	—	—	93,282
Laura A. Philips	68,087	12,540	—	—	80,627
Roger G. Stoll	65,500	12,540	—	—	78,040
Douglas G. Watson	69,500	12,540	—	—	82,040

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value for each director’s restricted stock awards granted during the fiscal year ended December 31, 2013, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718. Each director was granted 2,062 shares of restricted stock, with the exception of Harold Koplewicz who was granted 3,093 shares of restricted stock. In addition, Mr. Leung was granted 1,031 shares of restricted stock on November 1, 2013, in connection with his assumption of the Chair of Delcath’s Board of Directors. As of December 31, 2013, Ms. Brege, Mr. Konidaris, Dr. Phillips, Mr. Stoll and Mr. Watson each held 2,062 shares of restricted stock and Dr. Koplewicz and Mr. Leung each held 3,093 shares of restricted stock. On April 8, 2014, the Company effected a reverse stock split at a ratio of 1-for-16. The share amounts have been adjusted to reflect this reverse stock split.

The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chair, and committee members. In order to determine the Board of Directors compensation framework for 2013, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, revenues and market capitalization, derived from a peer group of 16 public companies developed by Pearl Meyer & Partners, LLC (“PM&P”), our independent compensation consultant. This peer group was also utilized in the executive competitive analysis used to determine pay decisions for 2013 for our executives.

The following table summarizes the Board of Directors compensation framework in 2013:

	Chairperson Retainer(1)	Member Retainer(1)	Fee per Meeting (in person)(2)	Fee per Meeting (via telephone)
Board of Directors	$65,000	$30,000	$1,000/$2,000	$500
Audit Committee	$16,000	—	$1,500	$1,500
Compensation Committee	$12,000	—	$1,000	$1,000
Nominating Committee	$12,000	—	$1,000	$1,000

(1)	All cash retainers are paid on a quarterly basis.
(2)	The fee per meeting is $1,000 for all board members except the Board Chair who receives a $2,000 fee per meeting.

In addition, on the date of each annual meeting of stockholders, non-employee directors will be granted shares of restricted stock equal to the lesser of (i) the number of shares having a grant date fair value of equal to $50,000 or (ii) 33,000 shares (as determined prior to our reverse stock split effective April 8, 2014), and vest one year from grant, except that our Board Chair will be granted shares of restricted stock equal to the lesser of (i) the number of shares having a grant date fair value of $75,000 or (ii) 49,500 shares (as determined prior to our reverse stock split effective April 8, 2014). Upon their initial appointment, non-employee directors will be granted options to purchase shares of our common stock having a grant date fair value of $75,000, that vest ratably over three years from grant. The shares of restricted stock and options will be granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any committees of the Board.

Our non-employee directors are also covered by Delcath’s directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require Delcath to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, Delcath’s amended and restated certificate of incorporation and amended and restated bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Delcath for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

Information About Our Executive Officers. The following table provides information concerning the current executive officers of Delcath.

Name	Age	Office Currently Held
Jennifer K. Simpson	45	Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Global Head of Business Operations
Graham G. Miao	49	Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer
Peter J. Graham	47	Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources
John Purpura	52	Executive Vice President, Regulatory Affairs and Quality Assurance
Barbra C. Keck	36	Vice President, Controller

The following is a brief description of the business experience of the following officers:

Jennifer K. Simpson joined Delcath as Executive Vice President, Global Marketing in March of 2012 and was promoted to Executive Vice President, Global Head of Business Operations in April 2013 and Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Global Head of Business Operations in September 2013. From 2011 to 2012, Ms. Simpson served as the Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (a wholly owned subsidiary of Eli Lilly and Company), where she was responsible for all product commercialization activities and launch preparation for one of the late-stage assets. From 2009 to 2011, Ms. Simpson served as the Vice President, Product Champion and from 2008 to 2009 as the Associate Vice President, Product Champion for ImClone’s product Ramucirumab. From 2006 to 2008, Ms. Simpson served as Product Director, Oncology Therapeutics Marketing at Ortho Biotech (now Janssen Biotech), a Pennsylvania-based biotech company that focuses on innovative solutions in immunology, oncology and nephrology. Earlier in her career, Ms. Simpson spent over a decade as a hematology/oncology nurse practitioner and educator. Ms. Simpson earned a Ph.D. in Epidemiology from the University of Pittsburgh, an M.S. in Nursing from the University of Rochester, and a B.S. in Nursing from the State University of New York at Buffalo.

Graham G. Miao joined Delcath as Executive Vice President and Chief Financial Officer in September 2011 and was promoted to Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer in September 2013. He served most recently as Chief of Staff, Global CFO Organization and, since 2009, as a member of the Financial Leadership Team at Dun & Bradstreet (“D&B”), where he worked with the CFO and senior management team to drive corporate strategic initiatives and board deliverables. Previously, Mr. Miao was Executive Vice President & CFO of Pagoda Pharmaceuticals, a specialty pharmaceuticals and medical device company that was later acquired by GlaxoSmithKline. Prior to joining Pagoda, Mr. Miao was Vice President of Strategic Planning & Financial Analysis at Symrise Inc., a world-leading supplier of flavors and fragrances. In this role, Mr. Miao served as division-CFO responsible for driving profitable growth of a $700 million business line. Mr. Miao was also Senior Director for Global Primary Care and Global Medical Affairs at Schering-Plough Corporation, serving as the division-CFO for the company’s $3 billion primary care pharmaceuticals franchise. Prior to his time at Schering-Plough, Mr. Miao was at Pharmacia Corporation, serving as Director-Head of Finance for Pharmacia’s $1.3 billion Global Oncology franchise where he led finance teams across marketing, sales, medical affairs, business development, and mergers and acquisitions. Earlier in his career, Mr. Miao worked as a biotechnology analyst at J.P. Morgan and Company. Mr. Miao earned an M.B.A. in finance and a Ph.D. in biological sciences from Columbia University, an M.S. in molecular biology from Arizona State University, and a B.S. in biochemistry from Fudan University in Shanghai, China.

Peter J. Graham joined Delcath in April 2010 and has been Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources since April 2013. From May 2011 until April 2013 Mr. Graham served as Executive Vice President, General Counsel and Global Human Resources. From April 2010 until May 2011, he served as Executive Vice President, General Counsel. Prior to joining Delcath, from April 2008 to April 2010, he was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc., a company specializing in cardiovascular and diagnostic imaging medical devices. From 1997 until its acquisition in 2008, Mr. Graham spent 11 years at E-Z-EM, Inc., a publicly listed, global medical device and pharmaceutical company specializing in CT and MRI solutions. During his tenure at E-Z-EM, Mr. Graham held various senior-level management positions, including Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 to 2008 and Vice President, General Counsel and Secretary from 2001 until 2005. From 1997 until its initial public offering in 2004, Mr. Graham also served as General Counsel and Secretary for AngioDynamics, Inc. (NASDAQ: ANGO) (then a wholly owned subsidiary of E-Z-EM, Inc.), a leading provider of medical devices for interventional radiologists, interventional cardiologists, and surgeons. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law and his B.A. at the University of Wisconsin-Madison.

John Purpura joined Delcath as Executive Vice President, Regulatory Affairs and Quality Assurance in November 2009. Prior to joining Delcath, he was with E-Z-EM, Inc. as Vice President and then Executive Director of International Regulatory Affairs from 2007 to 2008 and Head of Regulatory Affairs for North America and Latin America from 2008 to 2009. Prior to E-Z-EM, Inc., Mr. Purpura had an 11 year career with Sanofi-Aventis, ultimately serving as Associate Vice President for Regulatory CMC from 2005 to 2007. From 1985 to 1995, he had various quality and regulatory management roles with Bolar Pharmaceuticals, Luitpold Pharmaceuticals and Eon Labs Manufacturing. He earned his M.S. in Management & Policy and B.S. degrees in Chemistry and Biology at the State University of New York at Stony Brook.

Barbra C. Keck joined Delcath as Controller in January 2009 and was promoted to Vice President in October 2009. Prior to joining Delcath, she was an audit assistant with Deloitte & Touche, LLP from August 2008 to December 2008. From June 2006 to August 2008, Ms. Keck was the Assistant to the Vice President and Dean of Baruch College, Zicklin School of Business, and from September 2005 to May 2006 she was the Donor Relations and Communications Manager for Young Audiences New York. From 2002 to 2005, Ms. Keck was the Manager, UD Arts Series at the University of Dayton, where she also served as the Manager, Arts and Cultural Events from 1999 to 2002. Between those positions, from 2002 to 2003, she was the Director of Teacher Programs at the Muse Machine. Ms. Keck served as the General Manager of Dayton Bach Society and the Manager of UD Arts Series from 1999 to 2002. She earned her M.B.A. in Accountancy from Baruch College and Bachelor of Music in Music Education from the University of Dayton.

Executive Compensation.

Our Compensation Committee is comprised entirely of independent directors and oversees our executive compensation program and determines all compensation for our executive officers. 2013 was a transformative year in which we implemented a significant number of changes while re-aligning our resources, improving efficiencies and re-directing our energies on a more focused strategy. As a result of the transition, we made changes to our “Named Executive Officers” pursuant to our leadership transition plan. The term “Named Executive Officers” (“NEOs”) refers to those individuals who served as our CEO, our CFO and our next three highest paid executive officers in 2013 and two former executives for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year, as noted below:

Name	Title
Jennifer K. Simpson	Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Global Head of Business Operations
Graham G. Miao	Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer
Peter J. Graham	Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources
Barbra C. Keck	Vice President, Controller & Principal Accounting Officer
John Purpura	Executive Vice President Regulatory Affairs, Quality Assurance
Eamonn Hobbs(1)	Former President and Chief Executive Officer
William M. Appling(2)	Former Executive Vice President, Research & Development and Global Operations
Krishna Kandarpa(3)	Former Executive Vice President, Chief Scientific Officer

(1)	Mr. Hobbs’ employment ended on September 10, 2013.
(2)	Mr. Appling’s employment ended on October 11, 2013.
(3)	Dr. Kandarpa’s employment ended on October 3, 2013.

Leadership Transition. On September 13, 2013, our Board of Directors implemented a leadership transition plan under which Jennifer K. Simpson, Ph.D., M.S.N., C.R.N.P., the Company’s Executive Vice President, Global Head of Business Operations, and Graham Miao, Ph.D., M.S., M.B.A., the Company’s Executive Vice

President and Chief Financial Officer, were appointed to serve as Interim Co-Presidents and Co-Chief Executive Officers. In addition to her role as Interim Co-President and Co-Chief Executive Officer, Dr. Simpson continues to serve as the Company’s Executive Vice President, Global Head of Business Operations. In addition to his role as Interim Co-President and Co-Chief Executive Officer, Dr. Miao continues to serve as the Company’s Executive Vice President, Chief Financial Officer. The employment of Eamonn P. Hobbs as President and Chief Executive Officer with the Company was terminated on September 10, 2013 and Mr. Hobbs also resigned from the Board of Directors. Among other changes, the employment of Krishna Kandarpa as Executive Vice President, Chief Scientific Officer was terminated on October 3, 2013 and the employment of William M. Appling as Executive Vice President, Research & Development and Global Operations was terminated on October 11, 2013.

Performance Highlights of 2013. Our proprietary technology is designed to administer high-dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. In 2013, we suffered a major setback when we received an unfavorable result from the FDA (a complete response letter) in our pursuit of U.S. approval of our New Drug Application (“NDA”) for our Melblez Kit. As a result, we underwent significant reorganization including major changes in our named executive officers (described in “Leadership Transition”). While we did not achieve most of our goals in 2013 and were disappointed in our total shareholder return, we believe we took several important steps in 2013 and early 2014 to help transform our Company and position us for future success, including:

•	implementation of the leadership transition plan;

•	decreased quarterly cash spend in Q3 and Q4 of 2013;

•	implementation of plans to support a reduced cash spend in 2014;

•	development of a more focused strategy intended to help maximize the Company’s resources;

•	implementation of a global work force reduction, from 92 to 37 employees, to better align the headcount with our strategy and improve operational efficiencies;

•	initiation of plans for a global HCC Phase 2 clinical trial program;

•	opening of six new CHEMOSAT sites in Europe; and

•

raising of approximately $43.2 million in aggregate funds before related expenses and established a new “at-the-market” equity offering program in March 2013 to finance general corporate purposes, including obtaining regulatory approvals, research and development, commercialization of our products, funding of our clinical trials, capital expenditures and working capital.

2013 Say-on-Pay Vote. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s 2013 Annual Meeting of Shareholders, our shareholders did not approve our say-on-pay proposal. Our Board and Compensation Committee recognize that our performance in 2012 and again in 2013, as well as total shareholder return during those years, were well below expectations. We value the opinions of our shareholders, and the Compensation Committee took the response of the shareholders seriously as it evaluated and decided our executive compensation as more fully described in this proxy statement. As a result, during fiscal 2013, we solicited feedback from certain major shareholders and proxy advisory firms, including Institutional Shareholder Services. Additionally, the Compensation Committee obtained feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, PM&P.

Pay Decision Highlights for 2013. As discussed above, the Company faced significant challenges in 2013 and the Compensation Committee recognizes that shareholders were disappointed in our results and our total shareholder return, which were impacted substantially over the past year. In light of such challenges, we believe we took important steps towards transforming the Company, including reducing cash spend, re-aligning employee headcount to support the Company’s strategy going forward, improving operational efficiencies and better allocating our resources to help pursue a more focused strategy. Despite these efforts, we unfortunately did not achieve most of the objectives which we set out to accomplish in 2013. Because the changes to NEOs occurred during a period of disappointing results, the Compensation Committee felt that it was critically important that our executive officers remain focused on operating the business and executing the Company’s new strategy. As such, the pay decisions made in 2013 include certain salary adjustments, one-time bonus opportunities and equity awards designed to foster the leadership transition, maintain stability, execute our strategy and support retention during this critical transition period. We believe these decisions better align the interests of our management team with our stockholders’ interest. Based on our performance in 2013 and the feedback gathered in response to our say-on-pay vote, the Compensation Committee made the following decisions related to our compensation plans for 2013:

•

In March 2013, we elected to defer decisions on merit salary increases until receiving a response from the FDA regarding the approval of our CHEMOSAT System for Melphalan. After receiving an unfavorable response from the FDA (a complete response letter), it was decided that no merit increases would be granted for 2013 or 2014.

•

Based upon the Compensation Committee’s assessment of the achievement of goals for 2013, it was determined that no bonus would be awarded. For 2013, annual cash bonuses were determined based entirely on corporate objectives without any individual objectives. We believe this approach better focuses employees and incentivizes them to work towards the Company’s critical goals.

•

We granted stock options, but not restricted stock, under the Long Term Incentive Plan (described under “Long Term Incentive Plan”). Stock options have no intrinsic value to the employee on the date of grant and are intended to reward employees for success over the long term as we wanted to drive behavior and performance around the revised business strategy. In prior years, both restricted stock and options were granted.

•

In September 2013, we implemented our leadership transition program. As a result, Jennifer K. Simpson and Graham G. Miao assumed new positions as interim Co-Presidents and Co-Chief Executive Officers, in addition to their respective roles as Executive Vice President, Global Head of Business Operations and Executive Vice President, Chief Financial Officer.

•

We increased Ms. Simpson’s base salary to $330,000 to be at the same level as Mr. Miao’s and we increased Mr. Miao’s target bonus award opportunity to 45% to be at the same level as Ms. Simpson. In connection with taking on the additional day to day responsibilities for the Co-President and Co-Chief Executive Officer role, Ms. Simpson and Mr. Miao were granted a stipend of $6,000 per month in additional base salary. It is expected that such stipend will be discontinued if and when the executive no longer serves in that position. These additional payments would be included in base compensation for purposes of calculating any bonus to be awarded to Mr. Miao or Ms. Simpson under the Company’s Annual Incentive Plan, but only for those months for which the additional cash payments of $6,000 were paid.

•	On November 14, 2013, we approved the Delcath Employee Retention Program (see “Employee Retention Program”).

•

In December 2013, we approved a modest base salary increase for Barbra Keck, our Vice President, Controller & Principal Accounting Officer. As part of our changes in leadership, Ms. Keck assumed responsibilities for IT and payroll. We believe that her new base salary is commensurate with the responsibilities of the position.

•	In December 2013, we approved the execution of new Executive Security Agreements for six executives (see “Executive Security Agreements and Change of Control Provisions”).

Employee Retention Program. In consultation with PM&P, on November 14, 2013, the Board approved an Employee Retention Program which consisted of a cash bonus component and an equity award component. The Employee Retention Program was implemented for certain of our key employees, including the Company’s executive officers, to help retain our executives and ensure stability during this critical transition period. The executive officers of the Company will be eligible to receive a cash retention bonus equal to fifty percent (50%) of their current annual salary if the executive officer remains employed by the Company on March 31, 2015, or if the executive officer is terminated without cause or leaves for “good reason” prior to March 31, 2015. In addition, as a component of the Employee Retention Program, the executive officers were awarded, on

November 14, 2013, a number of stock options to purchase Company common stock with a value equal to ten percent (10%) of the executive officer’s annual salary (as calculated using the Black Scholes model utilizing historical trading volatility), priced as of the close of business on the date of grant, generally to vest in full on March 31, 2015 if the officer remains employed by the Company on that date. The stock option award was granted under and subject to the Company’s 2009 Stock Incentive Plan and the Company’s standard stock option grant letter (provided that the options will vest upon a qualifying termination of employment).

Executive Security Agreements and Change of Control Provisions. On December 17, 2013, the Board approved the execution of Executive Security Agreements with its six (6) officers, including the Company’s executive officers, who executed the agreements on January 8, 2014. The term of each agreement is for three years, unless extended by the written consent of the Company and the executive. Pursuant to the agreement, if a “Qualifying Termination” occurs during the term, the Company will provide certain severance benefits to the executive. A “Qualifying Termination” as defined in the agreement is, generally, an involuntary termination without “Cause” or a termination of employment by the executive for “Good Reason.” The severance payable upon a Qualifying Termination includes twelve (12) months of base salary and certain bonus payments if earned under the Company’s Annual Incentive Plan. The Company will also pay the COBRA premiums necessary to continue the executive’s group health and/or dental coverage in effect for the executive and his or her eligible dependents until the earliest of (i) the close of the 12-month period following the date of the Qualifying Termination, (ii) the date executive ceases to participate, for whatever reason, in the Company’s group health and/or dental plans, or (iii) the date on which executive is covered or is eligible to be covered under another group health and/or dental plan. In addition, if the executive has not already earned his or her cash retention bonus pursuant to the Employee Retention Program described above, he or she shall be entitled to that payment. Additionally, the restricted stock awards and stock options granted to our named executive officers are subject to immediate vesting in the event of a “Change of Control,” as defined in the 2009 Stock Incentive Plan and/or the Company’s 2004 Stock Incentive Plan.

Executive Compensation Philosophy. Our Compensation Committee is responsible for formulating and establishing our overall compensation philosophy with respect to our executive officers. The Company believes that a strong executive management team comprised of talented individuals in key positions at the Company is critical to the development and growth of our business and to increasing stockholder value. Accordingly, a key objective of executive compensation is to attract and retain talented and experienced individuals, while motivating them to perform and make decisions consistent with the Company’s business objectives, goals and culture. In furtherance of these objectives, we provide a competitive total compensation program for our executive officers that fairly compensates our executives and emphasizes pay-for-performance by linking executive compensation to individual performance and Company performance, while maintaining a balance among base salary, annual incentive cash bonuses and long-term equity incentive awards to mitigate risk-taking at the expense of the Company and its stockholders. For each executive, the amount of pay that is actually realized is primarily driven by the Company’s performance and each executive’s contribution to that performance.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

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compensation should be based on an individual’s level of responsibility, individual performance and Company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they are more able to affect our results;

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compensation should reflect the value of the position in the marketplace. To attract, motivate and retain skilled and experienced executives in the highly competitive and dynamic medical device/ pharmaceutical industries, we must offer a competitive compensation package;

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compensation should reward good performance, and our programs are designed to align pay-for-performance. We reward outstanding Company performance with appropriate compensation and provide less compensation when Company objectives are not achieved;

•

compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that are critical to our success and increasing stockholder value;

•	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives; and

•

compensation programs should prioritize retaining our executives. In light of our recent changes in leadership and performance challenges, we must focus on retaining and motivating our current leaders to help achieve our desired results.

Executive Compensation Program. Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our executive officers. These policies and processes are reflected in compensation decisions for 2013 and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. We reward our executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated executive officers in the medical device/pharmaceutical industries; we call this our “Total Rewards Program.” Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation:

•

Compensation Components. The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance. These components are designed to drive effective employee performance. The Company competes with biotechnology, pharmaceutical and medical device companies in order to attract and retain its employee base and thus needs to ensure that key personnel are remunerated competitively.

•

Base Salary. We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance. Decisions regarding base salary increases take into account the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within and outside the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance. No merit increases were awarded for 2013 nor in 2014. Ms. Simpson received an annual base salary adjustment of $30,000 when she was promoted to Executive Vice President, Global Head of Business Operations. Upon her appointment as Interim Co-President and Chief Executive Officer, Ms. Simpson received additional $15,000 salary adjustment to conform her salary with Mr. Miao, Ms. Keck received an adjustment of $20,000 based upon a review of benchmark data, in respect of her new responsibilities, and Ms. Simpson and Mr. Miao were awarded a stipend of $6,000 monthly during the time of their services as interim Co-President and Co-Chief Executive Officer.

•

Annual Incentive Cash Awards. Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan (“AIP”) is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success. Based upon the Compensation Committee’s assessment of the achievement of objectives for 2013, no AIP cash payment was awarded.

•

Long-Term Incentive Compensation. In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, a portion of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. Our Long-Term Incentive Plan (“LTIP”) is an annual equity-based incentive plan designed to align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthen the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP assists us in achieving an appropriate balance between our long- and short-term performance as well as between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

For executive officers, the Compensation Committee determines the number of awards to grant based on its consideration of awards to executives in similar positions at similarly situated companies, and in keeping with the Company’s objective of offering a competitive total compensation value. Grants generally are made to each named executive officer upon his or her joining the Company with additional grants being made annually as determined by the Compensation Committee. Equity incentive awards are granted pursuant to the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”). In March 2013, based in part on the Compensation Committee’s assessment of the achievement of our corporate objectives for 2012, we granted option awards (but not restricted stock) under the 2009 Plan. In addition, as part of our Employee Retention Program (see “Employee Retention Program”) we granted additional options with a value equal to 10% of each executive’s annual base salary in November 2013.

•

Target Compensation. Using market composite data our Compensation Committee strives to achieve an appropriate balance among base salary, annual incentive cash bonuses and long-term equity incentive awards in order to meet our compensation objectives, and targets to set total executive compensation around the market median of the executive compensation comparison group (discussed below). In making executive compensation decisions, including establishing a balance between short- and long-term compensation, our Compensation Committee considers, among other things, individual performance, experience, past compensation levels of each of our named executives, existing levels of equity ownership, and general trends in executive compensation.

Interface of Executive Officers with Compensation Committee in Determining Compensation. The Compensation Committee, based on input from the Company’s Chief Executive Officer, (or, as applicable, Interim Co-Chief Executive Officers), determines the compensation of our executive officers. The CEO assists the Compensation Committee by providing performance assessments and compensation recommendations for each of the Company’s executive officers, including the named executive officers (other than the CEO). The final decisions regarding the compensation for the named executive officers is then independently assessed and approved by the Compensation Committee at executive session meetings without the presence of management before any compensation awards are granted. Other than completing a self-evaluation performance review, and submitting it to the Compensation Committee, the CEO does not participate in the formulation or discussion of CEO compensation. All decisions related to the compensation of the CEO (or Co-Interim CEOs, as the case may be) require approval of the full Board of Directors after recommendations are made by the Compensation Committee.

Role of Compensation Consultants. The Compensation Committee retained PM&P as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and setting executive officers’ compensation. PM&P reports directly to the Compensation Committee, and PM&P is not permitted to perform services for management unless approved by the Compensation Committee. Throughout 2013, PM&P reviewed executive compensation trends and new (and proposed) executive compensation regulations and reporting requirements with the Compensation Committee. Additionally, PM&P provided competitive market information in order to benchmark the compensation package for new executive officers. Representatives of PM&P attended many of the regularly scheduled meetings of the Compensation Committee, as well as all of the preparatory meetings with the Compensation Committee Chair, and attended selected Compensation Committee executive sessions as requested. PM&P also assisted with various ad hoc projects upon the request of the Committee.

The Compensation Committee has evaluated PM&P’s independence, taking into account the factors specified in the NASDAQ listing standards and the absence of other relationships between PM&P and the Company, its directors and executive officers. Based on its review of such factors, and based on PM&P’s independence policy, which was shared with the Compensation Committee, the Compensation Committee concluded that PM&P is independent and that the work of PM&P has not raised any conflict of interest.

Inputs to Committee Decision Making.

Performance Evaluation Process. The Company utilizes a formal annual performance review program to evaluate our executives’ competencies, as well as individual performance objectives. The competencies in the program include: commitment to quality, integrity and ethics, results oriented, teamwork, dependability, job knowledge and productivity. Each executive performs a self-evaluation and also is rated by the CEO on his or her competencies at year end and a final average total rating is calculated. Corporate performance objectives, which are set at the beginning of the year, are linked to the Company’s overall performance and attainment of these objectives. Following completion of the performance year, the CEO submits performance evaluations and recommendations for each executive to the Compensation Committee, and the Committee reviews the completed individual performance evaluation forms for our executive officers including the CEO and assesses the Company’s overall performance relative to the achievement of corporate objectives. The information gathered as part of this evaluation process was used by our Compensation Committee to assist it in making compensation decisions related to 2013 base salary adjustments and incentives awards. However, as explained below, the 2013 annual bonus program did not incorporate any individual performance goals and was based instead of the extent of achievements of corporate performance goals only. Moving forward, the goals set for the 2014 annual bonus program have no individual component and are entirely based on the achievement of corporate goals.

Peer Group Review. The Compensation Committee, with the assistance of PM&P, generally reviews the peer group on an annual basis. Due to the unique nature of the Company’s business, we continually face challenges as we strive to develop the most appropriate mix of companies to comprise our peer group. The challenges we face include:

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We are an early commercial stage company with limited product revenues (<$0.5M in 2013). As a result, a typical revenue range for peer selection purposes is more challenging due to our relatively small size.

•

We are a medical device company and specialty pharmaceutical company (initially focusing on cancers in the liver). Our proprietary technology is designed to administer high-dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. Our CHEMOSAT System for Melphalan is classified as a class IIb medical device and has been approved in Europe. In the United States, we are considered a drug device combination product regulated under a 505(b)(2) new drug application and have not been approved. (As previously discussed, we received a complete response letter from the U.S. FDA to our NDA.) Because our product is regulated as both a device and a drug, we have to recruit executive talent who have background and skill sets from both industries and who have experience in both device and drug development from larger, more established companies.

•

There are very few peers across the medical device and pharmaceutical industries with a similar combination product which is considered a drug in certain regions and classified as a device in other regions, and so exact peers for us are difficult to identify.

Generally, the Compensation Committee considers each of the above challenges as well as the following selection criteria to select its peer group:

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We focused on companies with industry/product similarity—Drug Delivery Systems/Medical Device companies with a focus on cancer/oncology and Pharmaceuticals/Biopharmaceuticals/Biotherapeutics companies with a cancer focused drug. As a result, multiple GICS sub-industries were reviewed and considered.

•	We used a range of revenue from $0 – $100M to develop a pool of potential firms to consider.

•

We then narrowed the pool of potential companies based on market capitalization and other secondary factors (R&D expenses, number of employees, further test of business model and product similarity, etc.).

Based on the foregoing considerations, and the fact that the peer group data had not changed significantly from 2012, the Compensation Committee determined that in 2013 no changes in the peer group were required, and accordingly for 2013 the peer group included the following companies (the same companies as for 2012):

Company	Industry(1)	Revenue(2)	Market Capitalization(3)
Antares Pharma Inc.	Health Care Supplies	$21	$407
ArQule Inc.	Biotechnology	$49	$156
Array Biopharma Inc.	Biotechnology	$79	$392
Cell Therapeutics Inc.	Biotechnology	$0	$78
Celsion Corporation	Biotechnology	$0	$143
Curis Inc.	Biotechnology	$29	$303
Durect Corporation	Pharmaceuticals	$63	$120
Geron Corporation	Biotechnology	$2	$175
Mannkind Corporation	Biotechnology	$0	$377
Navidea Biopharmaceuticals Inc.	Health Care Equipment	$0	$271
Oncogenex Pharmaceuticals Inc.	Biotechnology	$6	$181
pSivida Corporation	Life Sciences Tools & Services	$4	$32
Sunesis Pharmaceuticals Inc.	Biotechnology	$3	$203
Theragenics Corporation	Health Care Equipment	$84	$53
Unilife Corporation	Health Care Supplies	$6	$209
Ziopharm Oncology Inc.	Biotechnology	$1	$375
Median	—	$5	$192
Delcath Systems Inc.	Health Care Equipment	$0	$110

(1)	Reflects the sub-industry as defined under Global Industry Classification Standard.
(2)	Data from S&P’s Research Insight database, as of most recent quarter end at the time the analysis was completed (October 2012).
(3)	Data from S&P’s Research Insight database, as of most recent month end at the time the analysis was completed (October 2012).

The Committee believes this peer group continues to represent a reasonable mix of companies to appropriately address the concerns presented above and reflects the size and business model of our Company.

Benchmark Analyses. The Compensation Committee, with the assistance of PM&P, reviews our executive officers’ base salaries and overall compensation packages annually. The analysis includes a review of total target compensation for each executive officer as well as for each component of compensation, relative to executives in comparable positions or with comparable roles.

The Compensation Committee generally targets around the median percentile range of the competitive market for the various elements of compensation, yet individual executives may be paid above or below this point depending upon, among other factors, the skills and experience, tenure in the position, overall individual performance and additional responsibilities of the executive. In addition to evaluating the peer group data, the Compensation Committee surveys the database from a broader pharmaceutical, medical device and biopharma industry perspective in order to ensure that the peer group falls with the ranges of the broader surveys. Overall, the Compensation Committee attempts to maintain individual compensation within competitive ranges, with some exceptions based on prior experience and compensation history for each individual.

Pay Mix. “CEO 2013 Total Direct Compensation” shows the mix of total direct compensation actually earned by our Co-CEOs (reflects the average of Ms. Simpson and Mr. Miao’s compensation) for 2013 and “Other NEOs 2013 Direct Compensation” shows the average of the compensation actually earned by our other NEOs (Mr. Graham, Ms. Keck and Mr. Purpura) for 2013. The following charts exclude the former executives (Mr. Hobbs, Mr. Appling and Dr. Kandapra). NEOs only received base salary and stock option grants in 2013.

Base Salary. As noted above, for 2013 we elected to defer decisions on merit salary increases until receiving a response from the FDA regarding the approval of our CHEMOSAT System for Melphalan. After receiving an unfavorable response, we awarded no merit increases for 2013 (and we have not awarded any merit increases for 2014). However, in April 2013, Ms. Simpson received a salary increase of $30,000 in connection with her appointment to the role of Executive Vice President, Global Head of Business Operations. Moreover, in October 2013, as a result of our changes in leadership, we increased Ms. Simpson’s salary by $15,000, to $330,000, so that her salary would be equal to Mr. Miao’s, and we then provided a stipend of $6,000 per month for so long as Ms. Simpson and Mr. Miao continue to serve as Interim Co-President and CEO in recognition of their expanded responsibilities. In addition, in December 2013, in recognition of Ms. Keck’s assumption of IT and payroll responsibilities, her salary was increased by $20,000, to $215,000.

Annual Incentive Plan. Under the AIP, annual incentive award opportunities are expressed as a percentage of a participant’s actual base salary for the performance year, beginning January 1. The following table sets forth, for each executive, the applicable percentage of base salary to which each executive could have been entitled:

Executive	Total Incentive Bonus Opportunity
	% of Base Salary	Dollars ($)
Jennifer K. Simpson	45%	$139,307
Graham G. Miao	45%	$148,663
Peter J. Graham	40%	$132,062
Barbra C. Keck	30%	$59,750
John Purpura	40%	$98,227
Eamonn Hobbs	50%	$242,500
William M. Appling	40%	$106,950
Krishna Kandarpa	40%	$159,290

The applicable percentage for each executive remained unchanged from 2012 except that, for Mr. Miao, the percentage was increased to 45% from 40% so that it would be the same as the percentage for Ms. Simpson in light of their shared role as Interim Co-President and CEO.

If earned, AIP awards will generally be paid on or before March 15 of the immediately following fiscal year. Typically under our annual incentive plan, actual awards range from 0% to a maximum of 100% of the total award opportunity and are measured against the achievement of corporate financial and non-financial performance objectives as well as individual performance goals and objectives. For 2013, however, the Compensation Committee determined that all goals should be based on entirely company performance, and not on any individual performance objective, to focus all the executives on the same critical challenges facing the Company.

Accordingly, corporate performance in 2013 was measured based upon achievement of objectives in the following areas: (1) Sales; (2) Regulatory; (3) Capital; and (4) Clinical Trials. The table below summarizes the corporate performance in 2013, the assigned weighting and the actual achievement for each area:

Performance Measure	Weighting	Summary of Target Goals	Actual Performance	Percentage Earned (as % of Target Goals)
Sales	20%	• Achieve budget sales for 2013 of at least $3.0 million	• Actual sales were $0.5 million for 2013	0%

Regulatory	40%	• Obtain FDA approval of NDA filing by the year-end 2013	• We received a complete response letter from the FDA in September 2013	0%

Capital	25%	• Raise appropriate capital to support ongoing business operations and clinical programs	• Raised $43.2 million in aggregate funds, before related expenses	0%

Clinical Trials	15%	• Initiate Company sponsored and investigator initiated trials before the end of 2013	• While numerous trials were initiated, no subjects were enrolled in any trial prior to the end of 2013	0%

Total Percentage Earned (as a % of Target Goals)				0%

The maximum total payout under the AIP is equal to a percentage of the Company’s operating profit (operating profit/(loss) defined as before the cost of the AIP is deducted) as determined by the Committee; and, in the event total AIP award payouts would exceed the annual percentage limitation of the Company’s operating profit/(loss), all bonus payments will be reduced so as not to exceed the annual percentage limitation. Moreover, no AIP awards will be paid to a participant under the AIP if the participant is placed on a performance enhancement plan.

Because the Company did not attain its performance goals for 2013, no annual bonus became payable to any NEO for 2013.

Long Term Incentive Plan. In 2010, the Compensation Committee worked with PM&P to develop a formal long-term incentive grant strategy, and in the fourth quarter of 2010 the Compensation Committee adopted the LTIP, which is administered by the Compensation Committee. Historically, grants under the LTIP comprised a mix of restricted stock and stock option awards granted in the first quarter of each year with the number of awards designed to deliver a competitive value targeted at the 50th percentile of the executive compensation comparison group. These guidelines are reviewed periodically based on prevailing compensation comparison group levels, however, and the Compensation Committee then uses these guidelines to determine long-term equity incentive awards for our named executive officers based upon a holistic assessment of Company and individual performance for the prior year and its view of the appropriate incentives to best help achieve the Company’s business objectives.

In March 2013, the Compensation Committee determined that only the stock option portion of the LTIP should be provided, and it set the grant levels at the same stock option award level in effect for the named executive officers during 2012. By doing this the committee provided a very modest and below market LTI award opportunity to help drive retention and performance. The Compensation Committee considered at the time that such an approach would take into account 2012 corporate and individual performance while still providing an appropriate incentive for sustained future performance. As explained above (under “Employee Retention Program”), the Compensation Committee subsequently decided in November 2013 that an additional grant of options to the named executive officers was appropriate to help retain the executives and ensure stability during a critical transition period for the Company.

The table below summarizes the number of stock options granted to our named executive officers for 2013. On April 8, 2014, the Company effected a reverse stock split at a ratio of 1-for-16. The amounts shown in the table below have been adjusted to reflect this reverse stock split.

Executive	Grant Date	Number of Shares Subject to the Option	Per-Share Exercise Price
Jennifer K. Simpson	March 11, 2013	2,500	$34.08
	November 14, 2013	11,624	$4.80
Graham G. Miao	March 11, 2013	2,500	$34.08
	November 14, 2013	11,624	$4.80
Peter J. Graham	March 11, 2013	2,500	$34.08
	November 14, 2013	9,547	$4.80
Barbra C. Keck	March 11, 2013	875	$34.08
	November 14, 2013	6,217	$4.80
John Purpura	March 11, 2013	2,500	$34.08
	November 14, 2013	7,101	$4.80
Eamonn Hobbs(1)	March 11, 2013	8,437	$34.08
William M. Appling(1)	March 11, 2013	1,575	$34.08
	July 15, 2013	925	$6.08
Krishna Kandarpa(1)	March 11, 2013	2,500	$34.08

(1)	The awards granted to Mr. Hobbs, Mr. Appling and Dr. Kandarpa have all since been forfeited in connection with their respective terminations of employment.

Other Components or Features of 2013 Executive Compensation

Employment Agreements. We have issued employment offer letters to each of our Co-Interim Chief Executive Officers upon their original commencement of employment. A summary of certain material terms of those agreements is set forth below under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.” As discussed there and as further explained above (under “Executive Security Agreements and Change of Control Provisions”), the named executive officers are also entitled to severance pay under certain circumstances pursuant to the Executive Security Agreements entered into with each of them. The severance provisions of the Executive Security Agreements are intended to supersede any other severance plan or arrangement, including severance entitlements pursuant to the offer letters.

Additional Benefits; 401(k) Plan. All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a 401(k) savings plan to enable employees to plan and save for retirement. The Company does not provide matching contributions.

Other Compensation. As an early commercial stage company, the Company does not have pension or deferred compensation plans or arrangements.

Prohibition on Hedging and Pledging. Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from hedging or pledging Company securities.

Clawback Policy. We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks.

Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer and each of the three next most highly paid executive officers serving as such at year end, excluding the Chief Financial Officer. While the Compensation Committee takes Section 162(m) into account when determining the type and amount of compensation to provide to the named executive officers, the Compensation Committee may award compensation that is not deductible if it believes it is reasonable and appropriate to do so.

Compensation and Stock Option Committee Report.

The Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and these discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Compensation and Stock Option Committee of the Board of Directors,

Laura A. Philips, Chair

Harold S. Koplewicz

Roger G. Stoll

Summary Compensation Table.

The following table sets forth the total compensation awarded to, earned by or paid to: (i) each person who served as our chief executive officer during 2013, (ii) our chief financial officer during 2013 (who also served as Interim Co-President and Co-Chief Executive Officer for part of 2013), (iii) our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2013 and (iv) two additional people for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of 2013. We refer to these individuals as our “named executive officers.”

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jennifer K. Simpson(1) Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Global Head of Business Operations	2013	309,572	—	—	85,894	—	21,789	417,255

Graham G. Miao(2) Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer	2013	330,362	—	—	85,894	—	74,895	491,151
	2012	330,362	—	41,400	124,532	72,515	56,014	624,823
	2011	85,702	100,000	92,250	242,038	27,044	14,883	561,917

Peter J. Graham	2013	330,154	—	—	80,742	—	—	410,896
Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources	2012	330,154	—	41,400	124,532	73,955	—	570,041
	2011	313,100	—	38,520	119,065	96,472	—	567,157

Barbra C. Keck	2013	199,167	—	—	35,392	—	—	234,559
Vice President, Controller & Principal Accounting Officer

John Purpura	2013	245,568	—	—	74,676	—	—	320,244
Executive Vice President Regulatory Affairs, Quality Assurance

Eamonn Hobbs(3)	2013	343,542	—	—	179,033	—	1,000,922	1,523,497
Former President & Chief Executive Officer	2012	485,000	—	133,500	407,111	128,525	—	1,154,136
	2011	468,000	—	160,500	531,540	176,000	—	1,336,040

William M. Appling(4)	2013	224,783	—	—	36,688	—	299,303	560,774
Former Executive Vice President, Research & Development and Global Operations

Krishna Kandarpa(5)	2013	333,555	—	—	53,047	—	412,191	798,793
Former Executive Vice President, Chief Scientific Officer	2012	398,224	—	41,400	124,532	83,567	—	647,723
	2011	386,625	—	—	—	119,699	—	506,324

(1)	Ms. Simpson’s employment began on March 23, 2012; she did not serve as a named executive officer during 2012. The amount included in the “All Other Compensation” column for 2013 reflects Ms. Simpson’s stipend for her services as Interim Co-President and Co-Chief Executive Officer, which began on September 13, 2013.
(2)	Mr. Miao’s employment began on September 26, 2011. The amount included in the “All Other Compensation” column for 2013 reflects payments for Mr. Miao’s temporary housing assistance and related taxes, as well as a stipend for his services as Interim Co-President and Co-Chief Executive Officer. which began on September 13, 2013.
(3)	Mr. Hobbs’ employment ended on September 10, 2013. The amount included in the “All Other Compensation Column” reflects severance payments for Mr. Hobbs.
(4)	Mr. Appling’s employment ended on October 11, 2013. The amount included in the “All Other Compensation” column reflects severance payments for Mr. Appling.
(5)	Dr. Kandarpa’s employment ended on October 3, 2013. The amount included in the “All Other Compensation Column” for 2013 reflects severance payments for Dr. Kandarpa.
(6)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions underlying such computation are set forth in footnote 10 to the financial statements included with our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 31, 2013.

Grants of Plan-Based Awards Table—2013. The following table sets forth grants of plan-based awards made during the fiscal year ended December 31, 2013 to the named executive officers. All equity grants were made pursuant to the 2009 Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)(4)
Jennifer K. Simpson	3/11/2013	2,500	34.08	57,065
	11/14/2013	11,624	4.80	28,829
Graham G. Miao	3/11/2013	2,500	34.08	57,065
	11/14/2013	11,624	4.80	28,829
Peter J. Graham	3/11/2013	2,500	34.08	57,065
	11/14/2013	9,547	4.80	23,677
Barbra C. Keck	3/11/2013	875	34.08	19,973
	11/14/2013	6,217	4.80	15,419
John Purpura	3/11/2013	2,500	34.08	57,065
	11/14/2013	7,101	4.80	17,611
Eamonn Hobbs(5)	3/11/2013	8,437	34.08	179,033
William M. Appling(5)	3/11/2013	1,575	34.08	33,419
	7/15/2013	925	6.08	3,269
Krishna Kandarpa(5)	3/11/2013	2,500	34.08	53,047

(1)	On April 8, 2014, the Company effected a reverse stock split at a ratio of 1-for-16. The number of securities underlying the options and the exercise price have been adjusted to reflect this reverse stock split.
(2)	Option awards granted on March 11, 2013 granted under the 2009 Plan pursuant to a stock option grant letter. The options vest ratably over three years and expire March 11, 2023.
(3)	Option awards granted on November 14, 2013 were granted under the 2009 Plan, as part of the Employee Retention Program (see “Employee Retention Program”) pursuant to a stock option grant letter. The options generally vest in full on March 31, 2015 if the executive officer remains employed by the Company through that date, or earlier if the executive officer is terminated without cause or resigns for good reason.
(4)	The amounts included in the “Grant Date Fair Value of Option Awards” column represent the grant date fair value for each named executive officer’s stock option award granted during the fiscal year ended December 31, 2013, computed in accordance with FASB ASC Topic 718.
(5)	The awards granted to Mr. Hobbs, Mr. Appling and Dr. Kandarpa have all since been forfeited in connection with their respective terminations of employment.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was awarded, earned or paid to our named executive officers are described above under “Executive Compensation—Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and equity compensation arrangements with our named executive officers is set forth below.

Employment Agreements, Executive Security Agreements and Confidentiality and Restrictive Covenant Agreements.

Executive Security Agreements. Ms. Simpson, Mr. Miao, Mr. Graham, Ms. Keck and Mr. Purpura each executed an Executive Security Agreement with the Company. Each executive is employed “at will,” provided that, pursuant to the Executive Security Agreements, if the executive’s employment is terminated without “cause,” or the executive resigns for “good reason” (as defined in the Executive Security Agreements), the

Company is obligated to pay the executive (i) annual base salary (which, for the Interim Co-President and Co-Chief Executive Officers, includes the $6,000 per month in additional compensation) for twelve months, (ii) 100% of the COBRA premiums necessary to continue the executive’s health and/or dental benefits for a period of twelve months, (iii) a pro-rated annual incentive bonus award which was earned but not yet paid prior to the date of termination and (iv) the cash retention bonus granted pursuant to the Company’s Employee Retention Program, if such retention bonus has not yet been paid prior to termination. Each executive is obligated to execute a general release in favor of the Company to obtain these benefits. If the executive is terminated in connection with a Change in Control, the payment of annual base salary will be made in a lump sum. The Executive Security Agreement supersedes any and all prior agreements and policies relating to severance or termination pay or benefits payable upon the termination of employment, including termination pay described in any employment agreement, offer letter or otherwise.

Employee Confidentiality and Restrictive Covenant Agreements. Ms. Simpson, Mr. Miao, Mr. Graham, Ms. Keck and Mr. Purpura each entered into an Employee Confidentiality and Restrictive Covenant Agreement with the Company. That agreement requires each executive to assign any of the executive’s inventions to the Company and protect the Company’s confidential information, and to return any Company property after the end of his employment. In addition, for a period of one year following the end of the executive’s employment with the Company, the agreement restricts the executive from competing with the Company and from soliciting the Company’s customers or employees.

Interim Co-President and Co-Chief Executive Officers. On September 13, 2013, we announced that Ms. Simpson and Mr. Miao were appointed to serve as Interim Co-Presidents and Co-Chief Executive Officers. Prior to his appointment as Interim Co-Chief Executive Officer, Mr. Miao had served as the Company’s Executive Vice President and Chief Financial Officer. Prior to her appointment as Interim Co-Chief Executive Officer, Ms. Simpson had served as the Company’s Executive Vice President and Global Head of Business Operations. In addition to their duties as Interim Co-Presidents and Co-Chief Executive Officers, Mr. Miao continues to serve as Chief Financial Officer and Ms. Simpson continues to serve as Executive Vice President and Global Head of Business Operations.

Both Ms. Simpson and Mr. Miao were originally hired pursuant to offer letters that established a base rate of pay and that provides for participation in the Annual Incentive Plan. Upon the appointment of Ms. Simpson and Mr. Miao as Interim Co-President and Co-Chief Executive Officers, each was granted a stipend of an additional $6,000 per month in recognition of his or her duties as the Interim Co-President and Co-Chief Executive Officer.

On September 26, 2011, pursuant to the terms of his original offer letter, Mr. Miao was granted a stock option to purchase 100,000 shares of common stock of the Company (6,250 shares as adjusted to reflect the April 8, 2014 reverse stock split at a ratio of 1-for-16) under the terms of the Company’s original offer letter. The option will vest ratably in three (3) equal installments over a three year period, on the first, second and third anniversary of Mr. Miao’s first day of employment. He was also granted 25,000 shares of restricted stock (1,562 shares as adjusted to reflect the April 8, 2014 reverse stock split at a ratio of 1-for-16), the restrictions upon which will lapse in three equal installments over a period of three years, on the first, second and third anniversary of Mr. Miao’s first day of employment. Both the stock option award and the award of restricted stock will vest immediately upon a Change of Control, as defined in the 2009 Plan.

On March 23, 2012, pursuant to the terms of her original offer letter, Ms. Simpson was granted a stock option to purchase 60,000 shares of common stock of the Company (3,750 shares as adjusted to reflect the April 8, 2014 reverse stock split at a ratio of 1-for-16) under the terms of the Company’s original offer letter. The option will vest ratably in three (3) equal installments over a three year period, on the first, second and third anniversary of Ms. Simpson’s first day of employment. She was also granted 7,500 shares of restricted stock (468 as adjusted to reflect the April 8, 2014 reverse stock split at a ratio of 1-for-16), the restrictions of which will lapse in three equal installments over a period of three years, on the first, second and third anniversary of Ms. Simpson’s first day of employment. Both the stock option award and the award of restricted stock will vest immediately upon a Change of Control, as defined in the 2009 Plan.

Peter J. Graham. On April 13, 2012, we entered into a new employment agreement with Mr. Graham which provided for his continued employment as our Executive Vice President, General Counsel and Global Human Resources. This agreement expired pursuant to its terms on April 13, 2013. Mr. Graham is not currently subject to an employment agreement, but has entered into an Executive Security Agreement and a Confidentiality Agreement and Restrictive Covenant Agreement with the Company (as described above).

Eamonn P. Hobbs. Mr. Hobbs’s employment as President and Chief Executive Officer was terminated on September 10, 2013. Pursuant to his employment agreement dated August 10, 2011, upon his termination he became entitled to receive, subject to tax withholding and other authorized deductions, his accrued but unpaid base salary, accelerated vesting of equity-based awards, reimbursement of any unpaid reimbursable business expenses and continuation of his base salary for twenty four (24) months (the “severance period”). Upon termination, Mr. Hobbs also became entitled to payment of any performance bonus for the bonus year in which termination occurred to the extent performance goals had been met; pro-rated for the portion of the bonus year during which he was employed (a “stub bonus”). Because we did not grant bonuses in 2013, Mr. Hobbs did not receive a stub bonus. As a condition precedent to our obligation to pay severance benefits and the accelerated vesting of equity-based awards, Mr. Hobbs was obligated to execute a general release in favor of the Company and is restricted from competing with us during the severance period. Mr. Hobbs has agreed to preserve the confidentiality of all the Company’s confidential information and to non-disparagement restrictions. Mr. Hobbs has also agreed to non-solicitation restrictions for the duration of his severance period. If Mr. Hobbs breaches his obligations as to confidentiality, non-solicitation, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits.

Dr. Krishna Kandarpa. Dr. Kandarpa’s employment as Executive Vice President, Chief Scientific Officer was terminated on October 3, 2013. Pursuant to Dr. Kandarpa’s employment agreement dated July 16, 2012, he became entitled to severance benefits for a period of 12 months, subject to Dr. Kandarpa signing a general release in favor of the Company. Dr. Kandarpa has agreed to preserve the confidentiality of the Company’s confidential information and not to disparage the Company or its affiliates; not to compete with the Company during the 12-month severance period after termination; and to non-solicitation and non-disruption restrictions for a period of 24 months after termination.

Outstanding Equity Awards at Fiscal Year-End Table—2013.

The following table sets forth information relating to unexercised options held by the named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Jennifer K. Simpson	1,250	2,500	50.72	3/23/2022	312	1,298
	—	2,500	34.08	3/11/2023	—	—
	—	11,624	4.80	11/14/2023	—	—

Graham G. Miao	4,167	2,083	59.04	9/26/2021	520	2,163
	834	1,666	73.60	2/28/2022	374	1,556
	—	2,500	34.08	3/11/2023	—	—
	—	11,624	4.80	11/14/2023	—	—

Peter J. Graham	3,437	—	169.60	4/20/2020	—	—
	1,167	583	102.72	3/10/2021	125	520
	834	1,666	73.60	2/28/2022	374	1,556
	—	2,500	34.08	3/11/2023	—	—
	—	9,547	4.80	11/14/2023	—	—

Barbra C. Keck	625	—	58.56	6/9/2014	—	—
	4,687	—	87.36	10/12/2019	—	—
	417	208	102.72	3/10/2021	41	171
	292	583	73.60	2/28/2022	116	483
	—	875	34.08	3/11/2023	—	—
	—	6,217	4.80	11/14/2023	—	—

John Purpura	9,375	—	68.16	11/16/2019	—	—
	1,167	583	102.72	3/10/2021	125	520
	834	1,666	73.60	2/28/2022	374	1,556
	—	2,500	34.08	3/11/2023	—	—
	—	7,101	4.80	11/14/2023	—	—

William M. Appling	3,750	—	130.24	1/9/2014	—	—
	750	—	102.72	1/9/2014	—	—
	525	—	73.60	1/9/2014	—	—

Krishna Kandarpa	6,250	—	97.44	10/3/2014	—	—
	3,125	—	167.36	10/3/2014	—	—
	834	—	73.60	10/3/2014	—	—

(1)	On April 8, 2014, the Company effected a reverse stock split at a ratio of 1-for-16. The amounts shown in the table above have been adjusted to reflect this reverse stock split.

Options Exercises and Stock Vested Table—2013.

The following table sets forth information relating to the vesting during 2013 of restricted stock awards granted to the named executive officers. No stock options were exercised by the named executive officers during 2013.

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jennifer K. Simpson	156	4,225
Graham G. Miao	708	7,233
Peter J. Graham	312	8,570
Barbra C. Keck	100	2,753
John Purpura	312	8,570
Eamonn Hobbs	1,146	32,633
William M. Appling	150	4,130
Krishna Kandarpa	187	4,650

(1)	On April 8, 2014, the Company effected a reverse stock split at a ratio of 1-for-16. The amounts shown in the table above have been adjusted to reflect this reverse stock split.

Potential Payments upon Termination or Change of Control.

The following table shows the potential incremental value transfer to each named executive officer under various termination or change-in-control scenarios as of December 31, 2013, the last business day of 2013. Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of the Company’s common stock on that date. The amounts shown for Messrs. Hobbs, Appling and Kandarpa show only the amounts payable under the actual circumstances of their respective employment terminations during 2013. The actual amounts to be paid out in respect of the other named executive officers can only be determined at the time of such named executive officer’s actual separation from the Company.

	Event
Named Executive Officer(1)	Retirement or Voluntary Termination Without “Good Reason”	Termination for “Cause”	Involuntary Termination (Termination Without Cause, or Termination for Good Reason)(1)	Upon a Change in Control(2)	Death or Disability Termination
Jennifer K. Simpson	—	—	$618,116	$1,298	—
Graham G. Miao	—	—	$628,323	$3,719	—
Peter J. Graham	—	—	$518,364	$2,076	—
Barbra C. Keck	—	—	$344,212	$654	—
John Purpura	—	—	$377,879	$2,076	—
Eamonn Hobbs	—	—	$1,000,922	—	—
William M. Appling	—	—	$299,303	—	—
Krishna Kandarpa	—	—	$412,191	—	—

(1)	The payments made upon an Involuntary Termination include the following: (i) for Mr. Hobbs, 24 months’ base salary and 18 months’ COBRA subsidy, (ii) for Mr. Appling and Dr. Kandarpa, 12 months’ base salary and 12 months’ COBRA subsidy and (iii) for Ms. Simpson, Mr. Miao, Mr. Graham, Ms. Keck and Mr. Purpura, 12 months’ base salary, 12 months’ COBRA subsidy and the acceleration of the employee’s bonus under the Employee Retention Program.
(2)	Upon a change in control, the vesting of all equity incentive awards is accelerated. The amount shown represents the value of restricted stock units held on December 31, 2013, based on the closing trading price of our common stock on that date.

PROPOSAL 2: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation of Delcath’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The total compensation of our named executive officers consists primarily of base salary, annual incentive cash bonuses and long-term equity incentive awards in the form of stock options and restricted stock awards, as well as other benefits that are generally available to all Delcath employees. Base salary and annual incentive cash bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, while stock options and restricted stock awards are viewed as rewards for improving corporate performance over the long term and increasing stockholder value.

We also believe that stock option awards and restricted stock awards promote the retention of highly skilled and experienced executives. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Delcath’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS “SAY-ON-PAY” RESOLUTION.

The resolution that is the subject of this Proposal 2 is advisory in nature and, therefore, is not binding on Delcath, the Compensation and Stock Option Committee or our Board of Directors. However, the Compensation and Stock Option Committee intends to take the results of the vote on this Proposal 2 into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Ernst & Young served as Delcath’s independent registered public accounting firm for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. Although ratification by our stockholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in Delcath’s best interests and in the best interests of our stockholders. If our stockholders do not ratify the selection of Ernst & Young, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she (or they) so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS DELCATH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2013.

Fees Paid to Independent Registered Public Accounting Firms. The aggregate fees billed by Ernst & Young for services rendered as our independent registered public accounting firm during the fiscal years ended December 31, 2013 and 2012, respectively:

	Fiscal Year
	2013	2012
Audit Fees	$484,028	$604,000
Audit-Related Fees	—	—
Tax Fees	28,856	165,944

Total	$512,884	$769,944

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our annual reports on Forms 10-K; the review of the financial statements included in our Quarterly Reports on Forms 10-Q; the audit of our internal control over financial reporting for 2012; registration statements on Form S-3 in 2012 and 2013 and Form S-8 for 2012, and related prospectuses for offerings of shares of our common stock and warrants and costs of associated due diligence during 2012 and 2013; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Tax Fees. The fees during 2012 are related to Ernst & Young’s assistance in the creation of tax filings related to employees serving expatriate assignments and other foreign tax advising. Tax fees during 2013 are related to foreign tax advising.

Pre-approval Policies: Audit and Non-Audit Services. The Audit Committee pre-approves all audit services and the terms of such services and permissible non-audit services provided by Delcath’s independent registered public accounting firm, prior to its engagement for the provision of such services. The Chair of the Audit Committee has been delegated the authority by the committee to pre-approve interim services by Delcath’s independent registered public accounting firm; provided the Chair reports all such pre-approvals to the entire Audit Committee at the next Committee meeting. In 2012 and 2011, the Audit Committee reviewed and approved Ernst & Young’s involvement in the creation of certain foreign subsidiaries and corporate restructuring of certain intangible assets. There were no non-audit services provided to Delcath by our independent registered public accounting firms for 2013 that required review by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2013, with management and Ernst & Young, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Tasos G. Konidaris (Chair)

Laura A. Philips

Douglas G. Watson

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who are beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of Delcath’s equity securities. Based on a review of copies of reports furnished to Delcath or written representations that no reports were required, we believe that all reports were timely filed in 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares of Delcath common stock authorized for issuance under Delcath’s equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	252,133	(1)	$57.90	193,392	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	252,133		$57.90	193,392

(1)	Includes 252,133 shares subject to outstanding stock options granted under the Company’s 2004 Stock Incentive Plan and 2009 Stock Incentive Plan.
(2)	These shares are available for issuance under the Company’s 2009 Stock Incentive Plan. This plan, as approved by stockholders, provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2015 annual meeting of stockholders, the proposal must be received by the Corporate Secretary not later than 120 days before the anniversary of the date this Proxy Statement was first released to our stockholders, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2015 annual meeting of stockholders, the stockholder must give Delcath written notice of the proposal or other matter to be presented at the meeting no later than 120 days before the anniversary of the date this Proxy Statement was first released to our stockholders, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2015 annual meeting is more than 30 calendar days before or after June 10, 2015, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a proposal to be presented at the 2015 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the proposals.

ANNUAL REPORT

A copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Graham G. Miao, Interim Co-President and Co-Chief Executive Officer, Executive Vice President and Chief Financial Officer, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, (212) 489-2100.

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson
April 30, 2014	Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Global Head of Business Operations

/s/ Graham G. Miao
Graham G. Miao
Interim Co-President and Co-Chief Executive Officer, Executive Vice President, Chief Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF

DELCATH SYSTEMS, INC.

June 10, 2014

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K

for the fiscal year ended December 31, 2013 are available at -

https://materials.proxyvote.com/24661P

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20233000000000000000 7	061014

PROPOSALS-The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1,
“FOR” Proposal 2, and “FOR” Proposal 3.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1. Election of Class II directors to hold office until the Company’s 2017 annual meeting of stockholders.				Proposal 2.	Non-binding, advisory vote on the compensation of the Company’s named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR THE NOMINEES WITHHOLD AUTHORITY FOR THE NOMINEES FOR ALL EXCEPT (See instruction below)	NOMINEES: ¡ Harold S. Koplewicz ¡ Laura A. Philips		Proposal 3.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement relating to the Annual Meeting and a copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2 and FOR Proposal 3, and in accordance with the proxies’ discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

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DELCATH SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DELCATH SYSTEMS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2014

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the “Company”), hereby constitutes and appoints Jennifer K. Simpson and Graham G. Miao, and each of them, as proxies (the “proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all of the undersigned’s shares of common stock of the Company, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York, on June 10, 2014 at 10:00 A.M., local time, and at any adjournments and postponements thereof.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

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